United States securities and exchange commission logo





                     July 31, 2023

       Yoram Bibring
       Chief Financial Officer
       Marpai, Inc.
       5701 East Hillsborough Avenue, Suite 1417
       Tampa, Florida 33610-5428

                                                        Re: Marpai, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 29,
2023
                                                            File No. 001-40904

       Dear Yoram Bibring:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services